Castellan Group
Code of Ethics
October 2024

Prohibition Against Insider Trading……………………………………………………………………………………………….

Statement of General Policy
This Code of Ethics ("Code") has been adopted by Castellan Group, LLC (“Castellan”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act").
This Code establishes rules of conduct for all employees of Castellan and is designed to, among other things; govern personal securities trading activities in the accounts of employees, their immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that Castellan and its employees owe a fiduciary duty to Castellan Group, LLC's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.
The Code is designed to ensure that the high ethical standards long maintained by Castellan continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each employee.
Pursuant to Section 206 of the Advisers Act, both Castellan and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Castellan has an affirmative duty of utmost good faith to act solely in the best interest of its clients.
Castellan and its employees are subject to the following specific fiduciary obligations when dealing with clients:
•the duty to have a reasonable, independent basis for the investment advice provided;
•the duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
•the duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
•a duty to be loyal to clients.
In meeting its fiduciary responsibilities to its clients, Castellan expects every employee to demonstrate the highest standards of ethical conduct for continued employment with Castellan. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with Castellan. Castellan’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the CCO (“CCO”), for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, up to and including termination of employment with Castellan.
The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Castellan in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with CCO. CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients shall not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.
Recognizing the importance of maintaining the Firm's reputation and consistent with our fundamental principles of honesty, integrity and professionalism, the Firm requires that a supervised person advise the CCO immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind. To the extent permissible by law and applicable regulations, Castellan shall endeavor to maintain such information on a confidential basis.
Standards of Business Conduct
Castellan places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).
Section 204A of the Advisers Act requires the establishment and enforcement of policies and proceduresreasonably designed to prevent the misuse of material, nonpublic information by investment advisers.

Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Castellan’s access persons. These procedures cover transactions in a reportable security in which an access person has a beneficial interest in or accounts over which the access person exercises control as well as transactions by members of the access person’s immediate family and/or household.
Section 206 of the Advisers Act makes it unlawful for Castellan or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Protecting the Confidentiality of Client Information
Confidential Client Information
In the course of investment advisory activities of Castellan, the Firm gains access to nonpublic information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Castellan to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information'). All Confidential Client Information, whether relating to Castellan’s current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.
Non-Disclosure of Confidential Client Information

All information regarding Castellan’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm's policy and the client's direction. Castellan does not share Confidential Client Information with any third parties, except in the following circumstances:
•as necessary to provide service(s) that the client requested or authorized, or to maintain and service the client's account. Castellan shall require that any financial intermediary, agent or other service provider utilized by Castellan (such as broker-dealers or sub- advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Castellan onlyfor the performance of the specific service requested by Castellan;
•as required by regulatory authorities or law enforcement officials who have jurisdiction over Castellan, or as otherwise required by any applicable law. In the event Castellan is compelled to disclose Confidential Client Information, the Firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Castellan shall disclose only such information, and only in such detail, as is legally required; and
•to the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.
Employee Responsibilities
All supervised persons are prohibited, either during or after the termination of their employment with Castellan, from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the Castellan’s services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Castellan, must return all such documents to Castellan.
Any supervised person who violates the non-disclosure policy described above shall be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.
Security of Confidential Personal Information
Castellan enforces the following policies and procedures to protect the security of Confidential Client Information:
•the Firm restricts access to Confidential Client Information to those access persons who need to know such information to provide Castellan's services to clients;
•any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;
•all electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons; and
•

•any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons over hearing or intercepting such conversations.
Privacy Policy
As a registered investment adviser, Castellan and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S- P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Castellan has adopted policies and procedures to safeguard the information of natural person clients.
Furthermore, and pursuant to the SEC's adoption of Regulation S-ID: Identity Theft Red Flag Rules, all 'financial institutions' and 'creditors' (as those terms are defined under the Fair Credit Reporting Act (FCRA) must develop and implement a written identity theft prevention program designed to detect, prevent, and mitigate identity theft in connection with certain existing accounts or the opening of new accounts ("covered accounts"). Castellan has conducted an initial assessment of its obligations under Regulation S-ID and to the extent such rules are applicable, has incorporated appropriate policies and procedures in compliance with the Red Flags regulations.
Enforcement and Review of Confidentiality and Privacy Policies
CCO is responsible for reviewing, maintaining and enforcing Castellan's confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exception to this policy requires the written approval of CCO.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Castellan to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry. Finally, supervised persons and Castellan may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Castellan and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy
No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Castellan), while in the possession of material, nonpublic information, nor may any personnel of Castellan communicate material, nonpublic information to others in violation of the law.

1.What is Material Information?
Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company's securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to CCO.

Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.
Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal's "Heard on the Street" column.
You should also be aware of the SEC's position that the term "material nonpublic information" relates not only to issuers but also to Castellan’s securities recommendations and client securities holdings and transactions.

2.What is Nonpublic Information?
Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones "tape" or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.Identifying Inside Information
Before executing any trade for yourself or others, including investment funds or private accounts managed by Castellan ("Client Accounts"), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:
•Report the information and proposed trade immediately to CCO.
•Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the Firm.
•Do not communicate the information inside or outside the Firm, other than to CCO.
•After CCO has reviewed the issue, the Firm shall determine whether the information is material and nonpublic and, if so, what action the Firm will take.
You should consult with CCO before taking any action. This high degree of caution will protect you, our clients, and the Firm.

4.Contacts with Public Companies
Contacts with public companies may represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Castellan or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Castellan must make a judgment as to its further conduct. To protect yourself, our clients and the Firm, you should contact CCO immediately if you believe that you may have received material, nonpublic information.

5.Tender Offers
Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in the possession of material, nonpublic information regarding a tender offer received from the tender offer or, the target company or anyone acting on behalf of either. Supervised persons of Castellan and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6.Restricted/Watch Lists
Although Castellan does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

CCO may place certain securities on a "restricted list." Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list.

CCO may place certain securities on a "watch list." Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list.

Employees persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling such securities during any period they are listed on a restricted list or a watch list.
Personal Securities Transactions General Policy
Castellan has adopted the following principles governing personal investment activities by Castellan's access persons:
•the interests of client accounts shall at all times be placed first;
•all personal securities transactions shall be conducted in such manner as to avoid any actual orpotential conflict of interest or any abuse of an individual's position of trust and responsibility;and
•access persons must not take inappropriate advantage of their positions.

Pre clearance Required for Participation in IPOs
No access person shall acquire any beneficial ownership in any securities in an Initial Public Offering (IPO) for his or her account, as defined herein without the prior written approval of CCO and, if approved, shall be subject to continuous monitoring for possible future conflicts.
Personal Securities Trading Limitations
As previously stated, Castellan's fiduciary duty to clients and the obligation of all Firm employees to uphold that fundamental duty, includes first and foremost the duty at all times to place the interests of clients first. As such, Castellan expects all employees to work diligently in meeting client expectations and fulfilling their job responsibilities.
Although Castellan's policy does not impose strict limitations as to the number of transactions an access person is permitted to execute during a defined timeframe, the scope and volume of personal trading by access persons shall be periodically assessed. The Firm also recognizes that excessive trading may impede the ability of an individual to fulfill his or her primary obligation to our clients. In such circumstances Castellan retains the discretionary authority to impose limitations on the personal trading activities of the access person. Furthermore, and as part of Castellan's oversight and monitoring of personal trading by access persons, the Firm may impose heightened supervision and or trading restrictions on an access person if it believes that such actions are warranted.

Process for Affiliated Private Fund Investments
Castellan currently manages one or more private funds. Because Castellan encourages employees to personally invest in the same securities that are held by our clients, access persons of the Firm are permitted to invest in such limited offerings.
Reporting Violations and Sanctions
All supervised persons shall promptly report to the CCO all apparent or potential violations of the Code. Any retaliation for the reporting of a violation under this Code shall constitute a violation of the Code.
shall promptly report to Managing Director all apparent material violations of the Code. When CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

Acknowledgement
Initial Acknowledgement

All supervised persons shall be provided with a copy of the Code and must initially acknowledge in writing they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all accounts and holdings as required by the Code.
Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must acknowledge in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.
Annual Acknowledgement

All supervised persons must annually acknowledge in writing they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and, if applicable, (iii) submitted all holdings and transaction reports as required by the Code.